SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                           THE SECURITIES ACT OF 1934



DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)         May 14, 2002
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                              PPG INDUSTRIES, INC.
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




Pennsylvania                      1-1687                        25-0730780
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(STATE OR OTHER                 (COMMISSION                   (I.R.S. EMPLOYER
JURISDICTION                    FILE NUMBER)                 IDENTIFICATION NO.)
OF INCORPORATION)




One PPG Place, Pittsburgh, Pennsylvania                    15272
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(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                 (ZIPCODE)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:        (412) 434-3131
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                                 Not Applicable
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          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)


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ITEM 5.  OTHER EVENTS

                  As previously reported in the Company's Forms 10-K and 10-Q, for over 30 years PPG has been a defendant in lawsuits involving claims alleging personal injury from exposure to asbestos. PPG is one of many defendants in numerous asbestos-related lawsuits involving approximately 116,000 claims. In many of the cases, the plaintiffs allege that PPG should be liable for injuries involving asbestos-containing thermal insulation products manufactured and distributed by Pittsburgh Corning Corporation ("PC"). PPG and Corning Incorporated are each 50% shareholders of PC. On April 16, 2000, PC filed for Chapter 11 bankruptcy in the Federal Bankruptcy Court in Pittsburgh, Pennsylvania (the "Bankruptcy Court"). Accordingly in the first quarter of 2000, PPG recorded an after-tax charge of $35 million for the write-off of all of its equity investment in PC. As a consequence of the bankruptcy filing and the various motions and orders in that proceeding, the asbestos litigation against PC and PPG has been stayed, and the filing of additional asbestos suits against them has been enjoined, through May 15, 2002. During the pendency of the stay, interested parties, including PC and PPG, among others, engaged in discussions to determine whether a settlement of asbestos claims could be agreed on in the context of the PC bankruptcy proceeding.

                  On May 14, 2002, PPG announced that it has agreed with several other parties, including certain of its insurance carriers and representatives of current and future asbestos claimants, on the terms of a settlement arrangement relating to asbestos claims against PPG and Pittsburgh Corning. A copy of the press release announcing the settlement is included as Exhibit 99 to this Form 8-K and incorporated by reference herein. The parties to the settlement arrangement contemplate incorporating the settlement terms into a bankruptcy reorganization plan for PC that would be filed with the Bankruptcy Court. The settlement contemplates that the Bankruptcy Court stay would be extended pending implementation of the settlement.

              The settlement would become effective 30 days after the plan of reorganization is finally approved by an appropriate court order that is no longer subject to appeal (the "Effective Date"). Approval will require, among other conditions, a favorable vote by 75% of the asbestos claimants voting on the PC reorganization plan, as well as findings by the Bankruptcy Court regarding the fairness of the settlement, including the protection provided to PPG and its participating insurers. Individual asbestos claimants will have standing to object to the reorganization plan. The whole process could take as long as a year or more, depending on the nature and extent of any objections and appeals.

              Under the settlement, on the Effective Date, PPG, PC and certain of their historical insurance carriers would fund a Trust that would provide the sole source of payment for all current and future asbestos bodily injury claims against PPG, its subsidiaries or PC alleged to be caused by the manufacture, distribution or sale of asbestos products by these companies. PPG would contribute the following assets to the Trust. First, PPG would contribute the stock it owns in PC and Pittsburgh Corning Europe. Pittsburgh Corning Europe is a Belgian corporation, half of the stock of which is


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owned by PPG, with the other half owned by Corning Incorporated.  The book value of PPG's equity investment in Pittsburgh Corning Europe is $15 million. As noted above, PPG has already written off its equity investment in PC. Second, PPG would contribute 1,388,889 shares of PPG's common stock (having a market value of approximately $79 million as of May 14, 2002). Third, PPG would make aggregate cash payments to the Trust of approximately $998 million, payable according to a fixed payment schedule over 21 years, beginning on June 30, 2003, or, if later, the Effective Date of the settlement, and continuing through June 30, 2023. PPG would have the right, in its sole discretion, to prepay these cash payments to the Trust at any time at a discount rate of 5.5% per annum as of the prepayment date. Assuming a single lump-sum prepayment, the current value of PPG's cash payment obligations would be approximately $400 million after taxes. In addition to the contribution of these assets, PPG will pay, up to a capped amount, any legal fees and expenses incurred by the Trust to recover proceeds from certain historical insurance assets, the rights to which would be assigned to the Trust as described below. When a final settlement is probable, PPG will record an after-tax charge against earnings in the range of $450 to $500
million,   reflecting  the  present  value  of  all  PPG's   contributions   and
contemplated payments to the Trust.

              PPG's participating historical insurance carriers would contribute cash payments to the Trust of approximately $1.7 billion between the Effective Date and 2023. These payments could also be prepaid to the Trust at any time at a discount rate of 5.5% per annum as of the prepayment date. In addition, PPG would assign to the Trust its rights, insofar as they relate to the asbestos claims to be resolved by the Trust, to the proceeds of policies issued by certain insurance carriers that are not participating in the settlement and from the estates of insolvent insurers and state insurance guaranty funds.

              PPG would grant asbestos releases to all participating insurers, subject to a coverage-in-place agreement with certain insurers for the continuing coverage of "premises" claims (as discussed below). PPG would grant certain participating insurers full policy releases on primary policies and full product liability releases on excess coverage policies. PPG would also grant certain other participating excess insurers credit against their product liability coverage limits.

         If the PC plan of reorganization incorporating the settlement terms is approved by the Bankruptcy Court, in connection with implementing the Trust the Court would enter a channeling injunction under Section 524(g) and other provisions of the Bankruptcy Code, prohibiting present and future claimants from asserting bodily injury claims against PPG or its subsidiaries or PC relating to the manufacture, distribution or sale of such products by PC or PPG or its subsidiaries. The injunction would also prohibit co-defendants in those cases from asserting claims against PPG for contribution, indemnification or other recovery. All such claims would be filed with the Trust and only paid from the assets of the Trust. It is possible that the channeling injunction could be challenged, but PPG believes the injunction should withstand legal challenge.

         The channeling injunction would not extend to claims against PPG alleging injury caused by asbestos on premises owned, leased or occupied by PPG (so called "premises claims"), or claims alleging property damage resulting from asbestos. Approximately 9,000 of the 116,000 claims pending against PPG and its subsidiaries are premises claims. Our historic data indicates that a majority


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


of our premises claims have been resolved without payment from PPG. To date, PPG has paid about $7 million to settle approximately 1,100 premises claims, virtually all of which has been covered by PPG's insurers. There are no property damage claims pending against PPG or its subsidiaries. PPG believes that it has adequate insurance for the asbestos claims not covered by this injunction and that any financial exposure resulting from such claims will not have a material effect on PPG's consolidated financial position, liquidity or results of operations.

              If the settlement is not implemented for any reason and the Bankruptcy Court stay expires, the Company intends to vigorously defend the pending and any future asbestos claims against it and its subsidiaries. Because the stay has enjoined the filing of asbestos claims against the Company since April 2000, a significant number of additional claims may be filed against the Company if the Bankruptcy Court stay were to expire. The Company believes that it is not responsible for any injuries caused by PC products, which represent the preponderance of the pending bodily injury claims against it. Prior to 2000, PPG had never been found liable for any PC-related claims. In numerous cases PPG had been dismissed on motions prior to trial, and in others PPG was released as part of settlements by PC. PPG was found not responsible for PC-related claims at trial in two cases involving a total of over 8,000 claimants. In January 2000, one jury found PPG, for the first time, partly responsible for injuries to five plaintiffs alleged to be caused by PC products. Should the Bankruptcy Court stay expire, PPG intends to appeal that adverse verdict. While PPG has successfully defended asbestos claims brought against it in the past, in view of the number of claims, and the questionable verdicts and awards that other companies have experienced in asbestos litigation, the result of any future litigation of such claims is inherently unpredictable. Thus, while the outcome of such lawsuits and claims would not be expected to have a material effect on PPG's consolidated financial position or liquidity, such outcome might be material to the results of operations of the period in which the costs, if any, are recognized. In addition, PPG believes it has adequate insurance for the asbestos personal injury and premises claims against it and its subsidiaries, but would expect certain of its insurers, as they had prior to the settlement, to contest coverage with respect to some of the claims if the settlement is not implemented.

                           FORWARD-LOOKING STATEMENTS

         Statements in this Form 8-K relating to matters that are not historical facts are forward-looking statements reflecting the Company's current view with respect to future events and financial performance. These matters involve risks and uncertainties that affect the Company's operations, as discussed in PPG Industries' Reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the Company's forward-looking statements.

         Among these factors is the unpredictability of possible future litigation that could result if the settlement described above does not become effective. Further, it is not possible to predict or identify all such factors. Consequently, while the factors




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


presented here are representative, they should not be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

         Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the Company's consolidated financial condition, operations or liquidity.

ITEM 7.  EXHIBIT

         (99) PPG Industries, Inc. press release dated May 14, 2002.

                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
                                              PPG INDUSTRIES, INC.
                                              --------------------
                                                  (Registrant)



                                              /s/ W. H. Hernandez
                                              ----------------------------------
                                              W. H. Hernandez
                                              Senior Vice President, Finance
Date:  May 14, 2002